UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 12, 2009
Date of Report (date of earliest event reported)

Sigma Designs, Inc.
(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd
Milpitas, California  95035
(Address of principal executive offices)

(408) 262-9003
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2009, Sigma Designs, Inc. (“Sigma”), entered into an Acquisition Agreement (the “Acquisition Agreement”), with CopperGate Communications Ltd. (“CopperGate”), the selling shareholders named therein, and each of Carmel V.C. 2 Ltd. and Tamir Fishman Ventures Management II Ltd. as the Holder Representatives.  Under the terms of the Acquisition Agreement, Sigma has agreed to acquire, directly or indirectly through a wholly owned Israeli subsidiary of Sigma (“Acquisition Subsidiary”), all of the issued and outstanding share capital of CopperGate, by way of a share purchase of all of the issued and outstanding share capital of CopperGate.

Pursuant to the terms of the Acquisition Agreement, in exchange for all outstanding shares of CopperGate and all shares of CopperGate issuable upon the exercise of CopperGate vested options as of the closing, Sigma will pay cash and issue a certain number of shares of Sigma common stock, subject to adjustment in accordance with the terms of the Acquisition Agreement.  The estimated amount of cash to be paid by Sigma on the closing date is approximately $92 million, plus the amount of cash and cash equivalents held by CopperGate at the closing, net of CopperGate transaction expenses and debt outstanding at the closing.  As of September 30, 2009, CopperGate had cash and cash equivalents of approximately $24.4 million and no debt outstanding.  Sigma will also issue shares of its common stock to CopperGate shareholders estimated at the time of signing to equal approximately 4.0 million shares, including 0.5 million shares that will be issuable upon exercise of CopperGate unvested options that Sigma has agreed to assume in the transaction.  The amount of cash consideration is subject to increase in the event the number of Sigma’s shares to be issued pursuant to the Acquisition Agreement exceeds the maximum amount permissible under the agreement.  At least ninety percent (90%) of the shares issued at closing will be subject to a lockup that will expire in equal installments.  The first lockup expiration period will occur on the later of the second business day following Sigma’s first public earnings release following the closing, or the date of effectiveness of a registration statement which registers the shares issued at the closing; and thereafter on the 60th, 120th and 180th day following the first expiration period.

Sigma has also agreed to pay up to an aggregate of $5.0 million in cash to specified CopperGate employees provided that the eligible employee remains employed by Sigma and certain milestones are achieved.  Sigma will also assume unvested stock options held by CopperGate employees that will become exercisable for approximately 0.5 million shares of Sigma common stock when vested in accordance with their existing vesting schedules.  The Acquisition Agreement provides that 10% of the total number of shares of Sigma common stock issued at closing (excluding any shares issuable upon exercise of assumed CopperGate unvested options) and 10% of the cash payable to the shareholders of CopperGate and the holders of CopperGate vested options will be placed into escrow and available to Sigma for breaches of representations and warranties of CopperGate and the selling shareholders and other specified items for 12 months following the closing, and for breaches of specified representations and warranties for 18 months following the closing.

In connection with the execution of the Acquisition Agreement, certain shareholders representing over 90% of the outstanding capital stock of CopperGate (the “Supporting Stockholders”) and Sigma have entered into a Voting and Support Agreement (the “Support Agreement”) pursuant to which, among other things, each of the Supporting Stockholders has agreed to vote his, her or its shares of CopperGate (i) in favor of the Acquisition Agreement and the transaction contemplated thereby (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CopperGate or its shareholders under the Acquisition Agreement; and (iii) against approval of any proposal made in opposition to the consummation of the Acquisition Agreement.

The Acquisition Agreement and the acquisition have been approved by the board of directors of each company.  The closing of the transaction remains subject to closing conditions, including the approval of the shareholders of CopperGate and Israeli securities law matters.  The holders of over 95% of the outstanding capital stock of CopperGate have executed the Acquisition Agreement.  The transaction is expected to close in 45 to 60 days.

The Acquisition Agreement provides that if less than 100% of CopperGate shareholders have executed the Acquisition Agreement within ten business days following the date of the Acquisition Agreement, Sigma may provide notice to CopperGate of its desire to amend the Acquisition Agreement to provide that the acquisition be consummated as a merger, which shall be effected no later than 75 days after execution of a merger agreement to be negotiated in good faith by the parties.  If, after working in good faith to execute a merger agreement, the parties cannot agree on a merger agreement within five business days of Sigma’s notice to CopperGate, the parties will use commercially reasonable efforts to facilitate the closing in accordance with the provisions set forth in the Acquisition Agreement.

The Acquisition Agreement may be terminated at any time prior to closing by either party through mutual consent, or, generally, if all remaining closing conditions have not been satisfied and the closing has not occurred by 90 days from date of Acquisition Agreement, or if an alternative merger agreement is executed, 120 days from date of the Acquisition Agreement.  The Acquisition Agreement also may be terminated by either party in the event of certain material breaches or misrepresentations by the other party that are not timely cured.

Further Information

A copy of the Acquisition Agreement and the Support Agreement are attached to this Current Report on Form 8-K as Exhibit 2.1 and Exhibit 10.1, respectively, and are incorporated therein by reference.  The summary description of the proposed transaction set forth above does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement.

Item 7.01   Regulation FD Disclosure.

On October 13, 2009, the management of Sigma conducted a conference call with investors to discuss the transaction in detail. A copy of the transcript of the conference call is attached as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information included or incorporated in Item 7.01 of this report, including Exhibit 99.1, is being furnished to the Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

2.1
Acquisition Agreement, dated as of October 12, 2009, by and among Sigma Designs, Inc., CopperGate Communications Ltd., Carmel V.C. 2 Ltd. and Tamir Fishman Ventures Management II Ltd., as the Holder Representatives, and the Selling Shareholders.*

10.1	Form of Voting and Support Agreement.
99.1	Transcript from conference call on October 13, 2009.

*  Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Sigma undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2009		SIGMA DESIGNS, INC.

	By:	/s/ Thinh Q. Tran
Thinh Q. Tran President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1
Acquisition Agreement, dated as of October 12, 2009, by and among Sigma Designs, Inc., CopperGate Communications Ltd., Carmel V.C. 2 Ltd. and Tamir Fishman Ventures Management II Ltd., as the Holder Representatives, and the Selling Shareholders.*

10.1	Form of Voting and Support Agreement.
99.1	Transcript from conference call on October 13, 2009.

*  Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Sigma undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.